Exhibit 10.1

THIRD AMENDMENT TO THE

SERVISFIRST BANCSHARES, INC.

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

WHEREAS, ServisFirst Bancshares, Inc. (the “Company”) has established and currently maintains the Amended and Restated 2009 Stock Incentive Plan (the “Plan”), as amended by the First Amendment to ServisFirst Bancshares, Inc. Amended and Restated 2009 Stock Incentive Plan dated June 20, 2016 and the Second Amendment to ServisFirst Bancshares, Inc. Amended and Restated 2009 Stock Incentive Plan dated September 17, 2018; and

WHEREAS, the Company desires to amend the Plan to require participants to abide by certain restrictive covenants regarding non-solicitation of customers and employees of the Company in return for receipt of Awards under the Plan; and

WHEREAS, the Board of Directors of the Company has the authority to adopt the below amendments to the Plan; and

WHEREAS, the Board of Directors has approved of such amendments to the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the following amendments shall be made to the Plan:

1.	The Plan is hereby amended by re-designating the existing Section 18 of the Plan as Section 19.

2.	The Plan is hereby amended by adding the following Section 18 to the Plan:

18. Non-Solicitation

(a)	Non-Solicitation of Customers. The Grantee understands and acknowledges that the loss of Customer (as defined below) relationships or goodwill will cause significant and irreparable harm to the Company. The Grantee shall not at any time during the term of his or her employment with the Company and for a term of one (1) year following the termination of Grantee’s employment with the Company for any reason, with or without cause, whether upon the initiative of the Grantee or the Company (the “Restricted Period”), directly or by assisting others, solicit or attempt to solicit any of the Company’s customers or other persons with whom the Company has a contractual relationship (each, a “Customer”) to provide products or services that are competitive with the business of the Company, including providing banking services, originating commercial, consumer and other loans, accepting deposits, and providing electronic banking services and correspondent banking services to other banks (the “Business”).

(b)	Non-Solicitation of Employees. The Grantee understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. Accordingly, the Grantee agrees that, during the Restricted Period, the Grantee will not, directly or by assisting others, (i) solicit, induce, recruit, persuade, or encourage; (ii) attempt to solicit, induce, recruit, persuade, or encourage; or (iii) induce the termination of employment of any individual employed by the Company or a Company affiliate to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement for a determined period, or at will. The provisions of this Section 8.1(b) shall only apply to those individuals employed by the Company at the time of the solicitation or attempted solicitation.

(c)	This provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message and social media. However, it will not be deemed a violation of this Award if the Grantee merely communicates with an employee of the Company or connects with an employee of the Company on social media without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this Section.

(d)	This Section does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, the Grantee from exercising protected rights that cannot be waived by agreement.

3.	This Third Amendment to the Plan was approved by the Board of Directors on January 21, 2019.

4.	Except as expressly modified and amended herein, all the terms and provisions of the Plan shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been executed on and is effective as of January 21, 2019.

SERVISFIRST BANCSHARES, INC.

By:	/s/ Thomas A Broughton III
Name:	Thomas A Broughton III
Title:	Chief Executive Officer